FOR IMMEDIATE RELEASE

CONTACT: Gregg J. Wagner, President and CEO

PHONE: 215-513-2391

FIRST QUARTER EARNINGS UP 2.9%

AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (April 18, 2005) - Harleysville National Corporation (NASDAQ: HNBC), today announced first quarter 2005 earnings of $9.2 million, a 2.9% increase over first quarter 2004 earnings of $8.9 million.

The corporation’s consolidated total assets were $3.0 billion at March 31, 2005, an increase of 18.1% or $460.2 million above the March 31, 2004, level of $2.54 billion. Of this increase, 11.0% or $279.8 was due to loan growth and 9.1% or $231.3 million, was attributable to the acquisition of Millennium Bank partially offset by a net decrease in cash and investments of 2.5% or $63.0 million.

For the quarter ending March 31, 2005, diluted earnings per share of $.34 and basic earnings per share of $.35 remained level with the earnings during the first quarter of 2004. The financial results for 2005 include the impact of operations from the acquisition of Millennium Bank effective April 30, 2004, and the related issuance of 946,000 (993,000 restated for stock dividend) common shares, as well as the issuance of 1,295,000 common shares for a 5% stock dividend paid on September 15, 2004. All share and per share information has been restated to reflect this stock dividend.

Gregg J. Wagner, President and Chief Executive Officer, said, "We are pleased to announce another successful quarter. I am proud of our employees’ efforts which are reflected in these first quarter results. Our entire team remains committed to superior financial performance, enhancing shareholder value and providing our customers with the best banking experience possible. We continue our emphasis on building Millennium Wealth Management & Private Banking’s full line of trust, wealth management and private banking products and services and hope to build upon the success they achieved this quarter, which is represented in the increase in noninterest income generated."

Net interest income on a fully tax-equivalent basis in the first quarter of 2005 increased $1.2 million or 5.3% over the same period in 2004. This increase was primarily the result of loan growth partially offset by a higher level of borrowings and higher deposit rates. The net interest margin for the first quarter of 2005 was 3.37%, compared to 3.73% for the first quarter of 2004, the decline being primarily due to higher funding costs, particularly increased volumes in higher-rate money market accounts and lower loan yields. The net interest margin increased 3 basis points over the fourth quarter of 2004 after declines during the previous four quarters. Average earning assets increased $436.3 million or 18.4% during the first quarter of 2005 versus the comparable period in 2004, while average loans increased $430.6 million or 30.4% during the same period. Loans totaling $157.1 million were acquired in the acquisition of Millennium Bank which contributed to the increase in average loans.

Nonperforming assets, including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due was .19% of total assets at March 31, 2005, compared to .20% at December 31, 2004 and .21% at March 31, 2004. The ratio of the allowance for loan losses to nonperforming loans (nonaccruing loans and loans 90 days or more past due) was 362.1% at March 31, 2005, compared to 324.6% at December 31, 2004 and 341.3% at March 31, 2004. The increase in the provision for the first quarter of 2005 compared to the first quarter of 2004 was primarily due to inherent risk related to loan growth and an increase in nonperforming loans of $348,000.

Core deposits increased 19.1% or $254.3 million, to $1.59 billion at March 31, 2005, from $1.33 billion at March 31, 2004. Of this increase, 4.5% or $59.8 million was due to the acquisition of Millennium Bank. Total deposits increased $269.0 million for the same period, which was primarily due to the growth in core deposits. Average borrowings increased $202.6 million primarily to support loan growth and the Millennium Bank acquisition.

Total noninterest income of $6.9 million for the first quarter of 2005 reflects an increase of $1.2 million from the comparable period in 2004, primarily due to increases of $808,000 in trust and investment advisory fees, $225,000 in income from reinsurance activities and $226,000 in gains related to the auto leasing portfolio, partially offset by $223,000 in losses related to the equipment leasing portfolio.

Noninterest expense of $15.5 million for the first quarter of 2005 increased $1.7 million or 12.2% from $13.8 million in the first quarter of 2004. The increase in noninterest expense was mainly due to a $1.2 million increase in salaries and benefits, primarily related to the acquisition of Millennium Bank and higher healthcare costs. In addition, occupancy expense increased $307,000 during the first quarter of 2005 over the comparable period in 2004 mostly due to the Millennium acquisition and a new branch opening, deferred compensation expense for directors and employees increased $168,000 and advertising expense increased $223,000. Partially offsetting these variances was higher loan origination expense deferrals amounting to $457,000 related to higher loan origination volume.

Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.6 billion. Cumberland Advisors, Inc., a SEC registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data
(Dollars in thousands, except per share data)
March 31, 2005
(unaudited)
For the period:		Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2005	2004	2004	2004	2004
Interest Income	$35,272	$34,196	$33,366	$30,994	$29,173
Interest Expense	13,602	12,735	11,286	9,674	8,943
Net Interest Income	21,670	21,461	22,080	21,320	20,230
Provision for Loan Losses	750	1,070	499	497	489
Net Interest Income after
Provision for Loan Losses	20,920	20,391	21,581	20,823	19,741

Service Charges	1,957	1,953	2,000	1,929	1,925
Gains on Sales of Investment Securities, Net	923	2,036	112	641	900
Trust, Investment Services and Advisory Income	1,929	1,999	1,878	1,588	1,121
Bank-Owned Life Insurance Income	493	627	647	521	611
Income on Life Insurance	-	586	-	-	-
Other Income	1,641	2,194	2,056	1,608	1,226
Total Noninterest Income	6,943	9,395	6,693	6,287	5,783

Salaries, Wages and Employee Benefits	9,500	10,215	9,754	8,834	8,277
Occupancy	1,391	1,218	1,135	1,120	1,084
Furniture and Equipment	1,373	1,454	1,414	1,510	1,258
Other Expenses	3,239	3,787	2,174	3,129	3,198
Total Noninterest Expense	15,503	16,674	14,477	14,593	13,817

Income Before Income Taxes	12,360	13,112	13,797	12,517	11,707
Income Tax Expense	3,195	2,999	3,632	3,135	2,800
Net Income	$9,165	$10,113	$10,165	$9,382	$8,907
Per Common Share Data:
Weighted Average Common Shares - Basic	26,247,137	26,182,888	26,240,616	25,861,549	25,128,032
Weighted Average Common Shares - Diluted	26,967,759	27,057,756	27,055,603	26,722,932	26,033,205
Net Income Per Share - Basic	$0.35	$0.38	$0.39	$0.37	$0.35
Net Income Per Share - Diluted	$0.34	$0.37	$0.38	$0.35	$0.34
Cash Dividend Per Share	$0.18	$0.22	$0.18	$0.16	$0.16
Book Value	$10.24	$10.30	$10.19	$9.58	$9.45
Market Value	$21.25	$26.60	$24.51	$24.38	$26.50

	2005	2004	2004	2004	2004
Asset Quality Data:	1Q	4Q	3Q	2Q	1Q
Nonaccrual Loans	$4,572	$4,705	$3,350	$3,245	$3,645
90 + Days Past Due Loans	599	981	948	919	1,178
Nonperforming Loans	5,171	5,686	4,298	4,164	4,823
Net Assets in Foreclosure	411	370	347	389	423
Nonperforming Assets	$5,582	$6,056	$4,645	$4,553	$5,246
Loan Loss Reserve	$18,724	$18,455	$17,795	$17,940	$16,464
Loan Loss Reserve / Loans	1.00%	1.00%	1.00%	1.07%	1.15%
Loan Loss Reserve / Nonperforming Loans	362.1%	324.6%	414.0%	430.8%	341.3%
Nonperforming Assets / Total Assets	0.19%	0.20%	0.16%	0.16%	0.21%
Net Loan Charge-offs	$481	$410	$644	$698	$778
Net Loan Charge-offs (annualized)
/ Average Loans	0.11%	0.09%	0.15%	0.18%	0.22%

	2005	2004	2004	2004	2004
Selected Ratios (annualized):	1Q	4Q	3Q	2Q	1Q
Return on Average Assets	1.25%	1.36%	1.40%	1.37%	1.43%
Return on Average Shareholders' Equity	13.69%	15.00%	15.61%	15.06%	15.33%
Yield on Earning Assets (FTE)	5.34%	5.16%	5.18%	5.12%	5.25%
Cost of Interest Bearing Funds	2.37%	2.19%	2.01%	1.82%	1.86%
Net Interest Margin (FTE)	3.37%	3.34%	3.51%	3.62%	3.73%
Leverage Ratio	8.99%	8.91%	8.99%	9.28%	10.04%

Balance Sheet (Period End):	2005	2004	2004	2004	2004
	1Q	4Q	3Q	2Q	1Q
Assets	$3,002,572	$3,024,515	$2,976,173	$2,865,949	$2,542,328
Earning Assets	2,817,956	2,845,656	2,791,891	2,678,772	2,406,068
Investment Securities	907,379	943,563	975,750	957,398	948,749
Loans, Net of Unearned Fees	1,865,641	1,845,802	1,774,189	1,683,528	1,428,145
Other Earning Assets	44,936	56,291	41,952	37,846	29,174
Interest-Bearing Liabilities	2,343,177	2,367,229	2,332,102	2,218,687	1,930,052
Total Deposits	2,237,567	2,212,563	2,209,753	2,093,101	1,968,521
Noninterest-Bearing Deposits	332,525	333,516	325,132	345,191	317,566
Interest-Bearing Checking	352,132	305,584	320,276	258,739	268,110
Money Market	679,872	713,039	661,480	561,823	521,085
Savings	222,553	223,039	229,992	245,768	225,981
Time, under $100,000	523,782	508,010	527,971	523,587	481,400
Time, $100,000 or greater	126,703	129,375	144,902	157,993	154,379
Total Borrowed Funds	438,135	488,182	447,481	470,777	279,097
Federal Home Loan Bank	272,750	317,750	257,750	241,750	172,750
Other Borrowings	165,385	170,432	189,731	229,027	106,347
Shareholders' Equity	268,624	270,532	266,966	251,877	237,964

Balance Sheet (Average):	2005	2004	2004	2004	2004
	1Q	4Q	3Q	2Q	1Q
Assets	$2,976,361	$2,957,559	$2,878,769	$2,759,563	$2,497,085
Earning Assets	2,801,817	2,776,599	2,695,579	2,593,105	2,365,497
Investment Securities	910,981	941,704	932,330	983,420	910,314
Loans, Net of Unearned Fees	1,845,408	1,793,935	1,717,245	1,572,830	1,414,802
Other Earning Assets	45,428	40,960	46,004	36,855	40,381
Interest-Bearing Liabilities	2,328,569	2,308,446	2,237,681	2,136,010	1,931,950
Total Deposits	2,196,584	2,213,829	2,154,443	2,048,279	1,961,481
Noninterest-Bearing Deposits	321,912	324,466	329,559	316,715	280,809
Interest-Bearing Checking	325,081	317,328	285,735	274,978	280,142
Money Market	688,602	692,703	620,420	537,614	517,846
Savings	222,853	226,251	237,463	239,971	222,807
Time, under $100,000	513,986	517,167	525,701	508,275	487,379
Time, $100,000 or greater	124,150	135,914	155,565	170,726	172,498
Total Borrowed Funds	453,897	419,083	412,797	404,446	251,278
Federal Home Loan Bank	292,917	263,566	255,837	187,608	172,750
Other Borrowings	160,980	155,517	156,960	216,838	78,528
Shareholders' Equity	271,531	268,211	259,035	250,504	232,386